PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 4th QUARTER AND 2013 EARNINGS
Thursday, January 23, 2014 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call. My name is Ed, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarter and year ended December 31, 2013.
Please be advised all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. [Facilitator Instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the success, impact and timing of strategic initiatives; the impact of competitive products and pricing; the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; changes in economic conditions; and other risks detailed in Peoples’ Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.
Peoples’ 4th quarter 2013 earnings release was issued this morning and is available at peoplesbancorp.com.
This call will include about 20 to 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Ed. Good morning and welcome to our call. Ed Sloane and I have much to share with you today. In addition to the quarterly results, our comments will cover the recently announced bank acquisition and our expectations for 2014. We are excited about the direction of our company and are glad you chose to join us this morning.
I want to start with our most exciting news - that is the planned acquisition of Midwest Bancshares. We are pleased to have this opportunity to expand our presence in Jackson County, Ohio. As you may recall, we entered this market in mid-2013 through our insurance business. With the acquisition of a strong franchise like Midwest Bancshares, we are able to expand our product offerings to customers in the area. The transition team is already working to make the change seamless for our soon-to-be customers.
Turning now to 2013 results, Peoples Bancorp reported earnings of $17.6 million, or $1.63 per share, for the year. These amounts were lower than last year due mostly to the $2 million tax expense from surrendering our BOLI during the third quarter. Taking a closer look at fourth quarter results, our earnings were 47 cents per share, meaningfully stronger than the 36 cents earned a year ago.
Many of our 2013 successes were the result of the investments made in our sales process over the past two years. Our sales culture has improved and it is starting to show. There is greater teamwork across our business lines, which has led to a higher cross sell rate for our company. At year-end, our customers were using 5.5 services per household on average, up from 5.1 a year ago.
Digging a little deeper into our sales success, our retail banking business generated 3.7% net checking account growth in 2013. What makes this statistic more impactful is how we achieved it. Our branch personnel are gaining accounts with deeper conversations and superior service - not by offering cash or other gimmicks like some of our competitors. Our retail folks are making more referrals to other areas. For example, most of our personal insurance sales are a direct result of referrals from the branches.
Within our investment business, we added several new 401K plans during 2013. Much of this business came from existing commercial banking and insurance clients. This level of teamwork is especially noteworthy. Many other banks who try this tend to experience major in-fighting, as the commercial banking and insurance areas are reluctant to relinquish any control over their clients. We are proud to have been successful in breaking down the barrier at Peoples.
The other main driver of our 2013 success was strong organic loan growth. Period-end balances finished the year up 12%, exceeding our 8 to 10% growth goal. For the quarter, we experienced organic growth of 16% on an annualized basis.
During the fourth quarter, our commercial lending team was very active funding loans. As a result, their balances grew at a 23% annualized pace. The higher commercial balances accounted for much of the fourth quarter growth. In addition, production from our consumer lending group remained steady. Non-mortgage balances experienced another quarter of double-digit annualized growth. For the year, these balances increased 33%, due largely to our greater focus and expanded indirect sales force.
When you add on the nearly $100 million of balances acquired from Ohio Commerce, total loan growth in 2013 was 21%. In terms of average balances, we saw an 8% increase for the year. For 2014, we are expecting average balances to increase 15% to 20%, as we reap the benefit of a full year’s impact of 2013’s growth.
Just as important as growth is the quality of our loan portfolio. We are pleased to have restored key asset quality metrics to their pre-crisis levels during 2013. At year-end, our NPAs were 81 basis points of loans plus OREO. In comparison, this ratio was 87 basis points at year-end 2007. We also had recoveries exceed charge-offs in every quarter of 2013, which benefited our bottom line earnings.
Even without large recoveries, our gross charge-offs in 2013 were 33 basis points of average loans, versus just over 40 basis points in 2007. The improvement in 2013 reflects our renewed commitment to sound underwriting and prudent risk management. We believe our credit discipline will benefit us during the next economic downturn. Key metrics should remain near the top of our peer group, rather than dropping to the bottom, as they did during the last downturn.
2013 also was a busy year for us in terms of acquisitions. In the first half of the year, we completed 4 transactions within our insurance business. Then in the fourth quarter, we completed the Ohio Commerce acquisition which allowed us to enter the Cleveland market. Throughout the year, we evaluated several other opportunities, some of which we chose not to pursue. Overall, we are pleased with our success in 2013 given our disciplined approach.
This brings me to our sole disappointment for the year - the lack of positive operating leverage. As we stated during last quarter’s call, we realized achieving the goal in 2013 was doubtful. Key factors were the delayed start to loan growth and margin pressure in the first half of the year. As a result, total revenue growth fell short of our goal, while operating expenses were in line with expectations. However, we gained significant momentum as we progressed through the year and had positive operating leverage in the fourth quarter. This occurred even with the $1.2 million of acquisition costs incurred during the quarter.
Overall, we are pleased with 2013 results. Our outlook for next year also continues to be very positive. I will share more of my thoughts on 2014 later in the call.
Now, I will to turn the call over to Ed for his comments on the quarter and additional details of the Midwest Bancshares acquisition.

Mr. Ed Sloane:
Thanks, Chuck.
As Chuck mentioned, we are excited to make further progress on the M&A front with our planned acquisition of Midwest Bancshares and its subsidiary, First National Bank of Wellston. Overall, we believe this is a very attractive deal for us. It compliments the insurance acquisitions we completed in the first half of 2013, and adds density to our existing footprint. It also provides a good return on the capital being deployed.
In terms of the financial impact, we are very early in the transition phase and some key assumptions still need to be finalized. The information I’m sharing today is based on our estimates derived from the extensive due diligence. Overall, we think you will find this transaction to be very positive for us.
As noted in the press release, we will use a mix of stock and cash with this transaction. This structure helps minimize the impact on our tangible capital levels while still providing good earnings accretion potential. As a result, we could see anywhere from 1% dilution of our tangible book value to actually slight accretion. The reduction in our TCE ratio should be less than 20 basis points. These amounts consider a total discount on the loan portfolio of around 4 to 5%, plus the impact of acquisition costs. In total, we estimate the acquisition costs to be $1.4 million. The majority of this amount would be recognized in our second quarter earnings.
On the earnings side, the annual pickup should be around 6 to 8 cents per share. This range assumes cost savings of 40 to 45%, and excludes the possible synergies with our current insurance operations. Thus, we should earn back any capital dilution in the first full year.
We will look forward to updating you on our progress with this transaction during next quarter’s call.

Turning now to our fourth quarter results, our core revenue stream finished the year meaningfully stronger than at the start of the year. Much of the improvement was due to our 12% organic loan growth and increased revenue generation from our fee businesses. We also were proactive with our balance sheet management, which helped to stabilize our net interest margin. On the expense side, prior investments to grow revenue produced higher expenses in 2013, but still in line with expectations.
Taking a closer look at our fourth quarter net interest income and margin, both benefited from another quarter of double-digit annualized loan growth. This includes the impact of the loans acquired in the Ohio Commerce deal. Funding costs also continued to improve. Besides these positives, we had additional one-time income from the loan portfolio. Additionally, the accretion income from Ohio Commerce was more than originally expected. Combined, these two items added 15 basis points to our fourth quarter margin.
Even if you exclude this additional income, our fourth quarter margin would have been 3.31% -much higher than guidance in last quarter’s call. The stronger than expected margin was due mostly to improvement in asset yields corresponding with the steeper yield curve.
Within the investment portfolio, premium amortization continues to decline in response to the sustained slow down in prepayments. For the fourth quarter, the reduction was just over $200 thousand, which translated to 4 basis points of margin improvement. We would expect this impact on margin to moderate in future quarters.
Looking to next year, the expected double-digit increase in average loan balances will benefit net interest income and margin. However, the growth in total earning assets could be tempered by a modest reduction in the investment portfolio. Our plan at this point is to use between $20 and $30 million of investment cash flows to fund 2014 loan production. This plan is consistent with our long-term strategy of reducing the size of the investment portfolio to less than 30% of our total assets.
On the liability side, we remain focused on growing core deposits. Thus, CD balances could continue their recent downward trend. Borrowings would increase to the extent loan growth exceeds deposit growth. In which case, we likely would look to do some match funding to minimize our long-term interest rate risk.
All indications are there will be no meaningful change in interest rates in 2014, absent significant improvement in the economy. Thus, we are projecting a first quarter net interest margin in the mid-to-upper 3-30’s. This range considers the impact of accretion income related to Ohio Commerce, which should be similar to the fourth quarter level.
We are positioned to benefit from any increase in interest rates. We also would look to fund a larger portion of 2014 loan growth from normal investment portfolio cash flow, should conditions be favorable for doing so. Thus, we could see modest margin expansion in future quarters as we remain focused on growing net interest income.
Looking outside our margin, total fee revenue was 6% higher year-over-year for both the quarter and entire year, while operating expenses were up 8% for both periods. On a linked quarter basis, fee revenue declined slightly, due mostly to normal seasonality of our insurance revenue. At the same time, operating expenses increased $1.1 million, due to one-time acquisition costs.
Within our fee revenue, the insurance and investment businesses both experienced double-digit revenue growth throughout the entire year. Insurance revenue finished the year 24% higher than last year, while investment income was up 16%. This additional revenue was partially offset by lower mortgage banking income corresponding with the slowdown in refinancing activity.
On the expense side, total fourth quarter non-interest expense, without the one-time acquisition costs, was $17.3 million - consistent with our prior guidance. Additionally, our efficiency ratio was 71.8% for the quarter and 71.9% for the year, or 67.3% and 70.4% without the acquisition expenses. Thus, both ratios were in line with our previously stated range of 68 to 70%, which excluded pension and one-time acquisition costs.
Looking ahead to 2014, we are very optimistic about the prospects of generating positive operating leverage next year. As we shared during last quarter’s call, we are expecting more than 10% revenue growth for the full year. Key drivers include double-digit increase in average loan balances, continued growth in our fee revenue, and higher annual insurance contingent income.
We also will see an increase in operating expenses, due largely to a full year’s impact of the 2013 acquisitions, plus depreciation related to our branch renovations. However, revenue growth is expected to exceed expense growth by 1 to 2%.
When you break it down on a quarterly basis, our operating leverage will be somewhat uneven during 2014. There are several reasons for this, including the timing of certain revenues and expenses. For example, the majority of our insurance contingent income occurs in the first quarter. We also have limited control over some expenses, such as our employee medical and pension costs.
As we have discussed on several occasions, we are more exposed to pension settlement charges since our plan is frozen. Thus, the timing of retirements, the pension benefit amount, and whether individuals elect a lump sum distribution, determine the size of the settlement charge, and in which quarter it must be recognized.
Along these lines, it is possible we could incur a settlement charge of up to $1 million in the first quarter of 2014. This expectation is based on normal activity within our plan, but assumes all potential distributions are lump sum payouts. So, this situation alone could make it difficult to have positive operating leverage to start the year.
Regardless of what happens with our pension expense, we are confident the gap between revenue and expense growth will widen as we move through 2014 and beyond.
I now will turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:
Thanks Ed.
In 2013, we continued our work toward building a unique community bank. As part of these efforts, we saw meaningful improvement in revenue generation in each of our lines of business. There are two key factors for this success. The first is our ability to execute better than the bank across the street. The other is the positive progress with acquisitions.
In terms of sales execution, we are starting to see the payoff of prior investments in our people, processes, and branch renovations. Our associates are having much richer dialogues with clients. These conversations have helped many clients make progress with their financial goals. Foot traffic within our branches also has remained steady versus the declining trend occurring with many banks.
Another major success in 2013 was the strong organic loan growth. We continue to have a solid commercial pipeline and consumer lending activity is growing steadily. As we have stated in prior calls, our new loan production continues to be capable of generating annual growth of 5 to 10%. We also are focused on building a more diversified portfolio. This will require consumer lending to be a larger contributor than it was prior to 2013.
As we start 2014, we are already working to sustain the progress made with several strategic priorities in 2013.
At the top of the list is generating positive operating leverage every year. As Ed already mentioned, we are confident this will occur in 2014. Our focus continues to be on growing revenue rather than reducing expenses. With that said, we intend to be disciplined with operating expenses. Our long-term goal is to widen the gap between revenue and expense growth beyond the 1 to 2% we are expecting for 2014. By doing so, we believe our efficiency ratio would improve by 1 to 2% each year.
A close second on the list is maintaining superior asset quality. As I stated earlier, we are committed to sound underwriting and disciplined risk management. Our goal is to have our asset quality metrics remain in the top-quartile of our peer group - not just during the good times, but during the bad times too.
Along these lines, our net charge-off rate in 2014 should be near the low end of our long-term historical range of 20 to 40 basis points. We also will continue to take a prudent approach with the allowance for loan losses. Given our continued focus on consumer lending, we do not expect the reserve level to drop much below its current level during 2014. Thus, our provisions in 2014 will be driven by a combination of the net charge-off rate and loan growth.
Lastly, we want to remain prudent with the use of capital. In 2013, we deployed capital in two ways. The first being acquisitions. The other was by increasing the quarterly dividend rate to 14 cents.
In 2014, we will continue to pursue acquisition opportunities in all three lines of business - banking, insurance and investments. Conversations with potential strategic partners are occurring on a regular basis. These include smaller banks within our footprint, like Midwest Bancshares, as well as larger institutions, insurance agencies, and investment providers in or around the region. We will remain disciplined with our approach, but would be disappointed if we do not announce any additional deals in 2014.
On the dividend front, our goal is to pay out between 25% and 40% of annual earnings to our shareholders as dividends. Thus, as our earnings continue to build, we would look to continue increasing the quarterly dividend rate.
Overall, we remain committed to profitable growth of the company and building long-term shareholder value. I am confident we will succeed through disciplined execution of our strategies and partnership with our clients and communities.
That concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator.
Thank you.

Question and Answer Session
[facilitator instructions and questions] And at this time, we will pause momentarily to assemble our roster.
Our first question comes from Scott Siefers of Sandler O'Neill and Partners. Please go ahead.
Brenden Nosal: Hi, everybody. This is Brendan Nosal on the line for Scott. I was just hoping you can give us a general sense of the NIM outlook for 2014, and more specifically, if that outlook includes PAAs or is that more of a core net interest margin?

Chuck Sulerzyski: I'm sorry, Brendan, I didn't hear the question.

Ed Sloane: Yeah, I got it.

Chuck Sulerzyski: Okay.

Ed Sloane: If you don't mind, Brendan, this is Ed Sloane.

Brenden Nosal: Hi, Ed.

Ed Sloane: Hi. Yeah, core net interest margin in the first quarter, we indicated it to [be in] the mid to upper 3-30’s. So does that include purchase accounting for Ohio Commerce transaction? Is that your question?

Brenden Nosal: Yes, exactly.

Ed Sloane: Yeah, it does.

Brenden Nosal: All right. Thank you very much. And I was hoping I can ask you yet another one. With regards to your fee income outlook for 2014, with insurance and trust income, do you guys - how do you see that area progressing in the coming year?

Chuck Sulerzyski: [We] see revenue growth, very similar to what you've seen in the prior year, in the investment business, double digit. This year's growth was in the insurance business and 2013 was helped by the acquisitions, but hampered by the lower contingent. We expect the contingent in the first quarter of this year to return to normal. So you should see pretty similar percentage growth.

Brenden Nosal: All right. And then finally, what do you guys view as the main drivers of the double-digit loan growth that you guys are projecting for 2014?

Chuck Sulerzyski: I think there's a couple of different things. One is, we've started to focus on areas that historically we did not, in particular consumer lending and C&I. Second, we have hired and continue to hire proven producers from competitors that are looking to be at a place where they can take care of the client's needs and many of those additions made in 2012 and 2013 are providing benefit to us now. Third, is in many of our markets, larger loans are handled from quite a distance, be it Columbus or Pittsburgh or Cincinnati, and we have capable, experienced people at the point of contact, and customers in the market respond to nimbleness and agility, and we're able to make decisions quick. So I think those three factors have served us well and will continue to serve us even better in the future.

Brenden Nosal: Oh, that's great to hear. And then just one more if you have the time, do you guys feel comfortable releasing additional reserves, given that the reserve-to-loan ratio is now below 1.5%?

Ed Sloane: This is Ed. I would say there - it really depends on the risk profile of the loan portfolio. We've been very fortunate to-date to have some fairly large recoveries come back in and keep our gross charge-off rate at a reasonably low level. As long as that continues to be the trend, I could see potentially some additional reserve release. As you know, it's a hard thing to measure and it's really going to depend on how the metrics continue to improve. Take a look at our NPAs, Brendan, we're down 38% in non-performing assets during the course of 2013 and that's a pretty good indicator of how we've been able to take some of the risk out of the loan portfolio. And again, we'll continue along those metrics and look for opportunities to release reserves.

Brenden Nosal: All right, thanks, Ed and Chuck, I appreciate it.

Chuck Sulerzyski: Thank you, Brendan.

Operator: Our next question comes from Chris McGratty of KBW. Please go ahead.

Michael Anthony Perito: Good morning, Chuck, Ed. This is actually Mike stepping in for Chris.

Chuck Sulerzyski: Hi, Mike.

Ed Sloane: Hi, Mike.

Michael Anthony Perito: Hi. I thought I'd start - I noticed a comment in your release about focusing on, in 2014 about perhaps lessening your long-term exposure to rising rates and how you are looking for opportunities to do that. So I'm wondering if you could give us any more detail on what you guys are looking at and how you're thinking about that impact on your margin going forward.

Ed Sloane: [We’re] thinking about it a couple of different ways - this is Ed, Mike. Investment portfolio is probably the key focus to reducing that exposure on long-term interest rates. We did indicate in the conference script that we'll look to get that percentage of investments to total assets down below the 30% mark. We think that that's a key driver. Also, bringing in duration within the investment portfolio where we can is another key factor. And then probably the third is to make sure that we're managing loan growth along with deposit growth. And if we see more loan growth than deposit growth, then we have to go to the borrowings area, then we'll look to potentially extend some maturities in our borrowings to create more of a match funding type of an approach on the balance sheet. So we're very cognizant of our interest sensitivity and those are very clear strategies that we've addressed here at the bank that will be employed as we go through next year.

Michael Anthony Perito: And do you guys - another follow-up on that, happen to know your recent loan growth, the break up between what's fixed or variable or like the duration on, is it predominantly five-year? Any details there would be helpful.

Ed Sloane: Yeah. I would have to say that it's probably for the most part within the five-year range, especially in the commercial portfolio. Don't have specific numbers for you. I'd be glad to follow-up with you on that after the call.

Michael Anthony Perito: Okay, great. Thanks. And then one more if I could, I remember your 3Q slide deck, the capital targets were about 8% to 9% on a TCE and 13% to 14% on the Tier 1. With the OCI swing this quarter, have you guys dipped below those targets a little bit. I was just wondering if you could give us an update on how you're thinking about capital, especially with the loan growth that you're anticipating and the size of the balance sheet, maybe moving forward?

Ed Sloane: Great. You pointed it out. Really the OCI or the AOCI component is a big part of that. And some of the volatility that we've seen in that, especially with the steepening of the yield curve, that's the area that we're really trying to focus our attention on and bringing that number in a bit. That will create some stability to the capital, especially the TCE type ratio. On a go-forward basis, we're an active acquirer and we definitely look at tangible common equity and the deployment of capital in terms of acquisitions and what those acquisitions bring to us going forward. So we're willing to allow tangible common equity to drop-off to where it's at. We're quite comfortable with where it's at and we'll even allow to go a little bit lower. As long as what we're putting on in terms of future earnings makes good sense to us. You'll notice with the Midwest acquisition, that we brought stock into the transaction. We created some stability to the capital ratios through that. And then the earn-back associated with whatever dilution was out there is very, very short term; so within a one-year timeframe of it. And that's a really good example of the discipline that we'll employ moving forward with our capital ratios.

Michael Anthony Perito: Okay. Great, thanks. And then if I - just one quick follow up to an earlier question, Chuck, I think you mentioned some hires that you guys made in 2012 and 2013. Are you anticipating any more additional hires in this year especially in light of the Midwest deal and the Ohio Commerce deal? Are you guys comfortable with the team you have in place for the most part?

Chuck Sulerzyski: Well, I'm comfortable with the team that we have in place, but we are always recruiting top flight bankers and we would anticipate adding additional commercial producers during the course of the year.

Michael Anthony Perito: Thanks a lot. Thanks for taking my questions.

Chuck Sulerzyski: Thank you.

Ed Sloane: Thank you.

Operator: Our next question comes from Jason Selch of Iroquois Capital. Please go ahead.

Jason Selch: Hello, Chuck. I'm wondering how the Utica Shale has impacted your bank so far and how you anticipate that it will impact the bank going forward? In particular, have you seen it - have you seen any increases in your deposits as a result of the Utica Shale? And do you have a wealth management business in place to handle the additional capital that's going to be generated to local people as a result of the Utica Shale developments?

Chuck Sulerzyski: Yes, yes, and yes. We are seeing activity from it. We're seeing higher levels of deposits, higher level of investment sales. We have a branch that basically has been static with deposits for many, many years that grew it’s deposits over 10% last year and it's kind of in the middle of this area. We expect that to continue. We've also seen lending opportunities from this. So our area continues to do well in terms of, our unemployment levels compared to historic levels relative to the state and relative to the country are better than normal. So the oil and the gas in the shale play have been helpful to us and will be for many, many years to come.

Jason Selch: Okay. Great. I'm glad to hear that. Thank you very much, Chuck.

Chuck Sulerzyski: Thank you.

Operator: Our next question comes from Daniel Cardenas of Raymond James. Please go ahead.

Daniel Cardenas: Good morning, guys.

Chuck Sulerzyski: Good morning, Dan.

Ed Sloane: Hi, Dan.

Daniel Cardenas: Just a couple of quick questions on the security portfolio. What's your duration right now? And I mean, where do you see that trending over the next couple of years? And then lastly, any thoughts about moving more securities in the held-to-maturity column?

Ed Sloane: Yeah. The first question, effective duration is approximately four and a half in the investment portfolio. And I noted this earlier, Dan, we do have a strategy in place to bring that duration in over a period of time, let's say, at a year. So, that's the key strategy. And as far as your second question, available-for-sale and the held-to-maturity, no plans at this point to do that. The held-to-maturity activity that we have right now is municipal-type securities, and we've grown those but relatively slow. So, that's where we stand.

Daniel Cardenas: Okay. All right, good. And then in terms of loan growth outlook for 2014, I mean, it sounds like you still see a lot of opportunities within your footprint. I mean, are you seeing less competition as you come into 2014? I mean, how do you balance the loan growth objectives with maintaining the margin, kind of in that 3-30ish range?

Chuck Sulerzyski: Well, we've kind of stated that what we see the loans doing and we've been able to expand our margin. I wouldn't say it's a function of less competition. I think we're expanding our indirect lending business at a relatively fast rate. That's helping our margin. On the commercial basis, I think that we are able to win more deals by taking it away from the competition. It's not as if the marketplace is growing loans 10-plus percent. We just are able to gain share by providing a higher-quality, professional, in a more responsive manner, and I don't see any reason for that to change.

Daniel Cardenas: Okay. And how are you ensuring that you're not grabbing somebody else's problem loans as they're exiting one bank and moving into yours?

Chuck Sulerzyski: Well, I think if you take a look at our credit metrics over the last three years, you'll see it’s a pretty extraordinary story. We're OCC regulated and I think that puts a stamp of - that makes a pretty strong statement that the numbers are as reported. So I think we have experienced underwriters, proven credit professionals making those decisions. So I sleep very well at night with the credit decisions we're making.

Daniel Cardenas: Excellent, excellent. And then on the indirect side of it, who are your main competitors in that segment?

Chuck Sulerzyski: It's a lot of the national players, the Chase's, the Wells Fargo's, the Huntington's, the Fifth Third's. Where we are able to differentiate ourselves a little bit in our footprint is we're able to put a liaison in the dealerships and most of the dealerships in our footprint are small, hard to get to, and they're not the places where these banks are sending their dealers. They're concentrating their dealers - their dealer reps on larger urban markets that have bigger car dealerships. So we're a little bit more responsive is what I would say.

Daniel Cardenas: And then as I look at your TCE, I mean you said you're willing to go a little bit below where you are right now. I mean what's the lower end of your comfort zone on your TCE ratio?

Ed Sloane: Yeah, I think I - Dan, this is Ed. I think I stated in the last call - last quarter's call, into the upper 6% range. Yeah, we're comfortable with that without any trouble at all. Again, I think the way we're structuring deals today and then moving forward, we'll be very cognizant of where that number is. But I'm comfortable with it dropping into the upper 6’s.

Daniel Cardenas: Okay. Great. Excellent. Excellent. All right, that's it from me right now. Thank you.

Operator: Our next question comes Eric Grubelich of Highlander. Please go ahead.

Eric Grubelich: Hi, good morning. I just wanted to follow-up on the last question about your indirect business. So it looks like you've been - I guess on the consumer portfolio, putting on math, round numbers $8 million to $10 million a quarter there. I was just curious, given your comment about what you - like the smaller dealers maybe be off the beaten path. What does the pricing look like on the loans that you're putting on? And then the second question is, you mentioned the word liaison, could you define that or expand that a little bit more? Is that a bank employee or what?

Chuck Sulerzyski: Yes, it's a bank [employee]. It's basically a route runner. It's someone who's touching the dealers periodically, discussing deals, just knocking on doors. It's pretty commonly utilized in the business. Up until a couple of years ago, we did not have anybody doing that. We now have two people full time. So as a result, we're getting more business from our existing dealers as well as adding dealers to it, also monitoring the flow and the hit rate from dealers, so that we're eliminating activity from dealers that are not productive for us. In terms of our yields roughly from the indirect business, it varies, but we've been in the low 4's kind of on a net basis, in recent months.

Eric Grubelich: Okay. And are you, just in a related way, as part of doing this, and again, if you can't tell us from the numbers, but are you picking up any other dealer-related lending services to the dealer or not right now?

Chuck Sulerzyski: We do have some floor plan relationships with those - excuse me, those floor plan relationships have not expanded as fast as the consumer lending nor do we expect them to.

Eric Grubelich: Okay, great. Thanks very much. Thanks for the color.

Chuck Sulerzyski: Thank you.

Operator: [facilitator instructions and questions] At this time, there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes, I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section. Thanks for your time and have a great day.

Operator: This will conclude today's conference call.
END